Exhibit 99.1


SEARCHHELP NAMES JOSEPH CARRIZZO AS PRESIDENT; DEBBIE SEAMAN TO REMAIN SECRETARY

BETHPAGE, NY--(BUSINESS WIRE)--April 28, 2005--SearchHelp, Inc., (OTC: SHLP) is pleased to report that it has named Mr. Joseph Carrizzo as President of SearchHelp and that Ms. Debbie Seaman, former President of SearchHelp, will remain as the Company's Secretary. Mr. Carrizzo has been a Director of SearchHelp since 2001 and possesses more than 20 years of management and business experience.

William Bozsnyak, SearchHelp's Chairman and CEO said, "We are very pleased that Joseph has accepted the role as President while preserving Ms. Seaman's accomplishments and commitment to building shareholder value. He will provide the Company with leadership and strategic direction as we move the Company forward into the next phase of growth." "I am impressed with the direction and vision of SearchHelp and look forward to assisting management while directing the vision of the Company over the next 12 months. I am honored to accept the appointment to become President of SearchHelp, said Mr. Joseph Carrizzo."

About Mr. Carrizzo. In addition to his involvement with SearchHelp since 2001, Mr. Carrizzo has been in the distribution business of personal care, anti-aging, and telecom products and services, both in the U.S. and internationally. From 1983 to 1995, Mr. Carrizzo worked in the financial services industry at Lehman Brothers in the corporate bond department where he became a senior level medium term note trader.

About SearchHelp

SearchHelp Inc. and its subsidiaries, utilize new and emerging technology to develop products and services oriented toward improving family safety and well-being. The Company sells two proprietary software products which enable parents to monitor and regulate a child's Internet surfing habits, at home and remotely while the parent is not at home by sending parents timely notification about their child's online activities via email, cell phone alerts and email reports.

Statements in this press release or in other SearchHelp communications may relate to future events or SearchHelp's future performance. Such statements are forward-looking statements and are based on present information SearchHelp has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risks and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that SearchHelp does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. SearchHelp makes such forward-looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995.


For More Information, Contact SearchHelp, Inc.
Joseph Carrizzo, President, 516 922 4765